Norwegian Shipbrokers' Association's Memo-
randum of Agreement for sale and purchase of
ships. Adopted by The Baltic and International
Maritime Council (BIMCO) in 1956.

Code-name

SALEFORM 1993

Revised 1966, 1983 and 1986/87.

MEMORANDUM OF AGREEMENT

Dated:  ……………………2005

Shipcare Dominion S.A. of Panama

hereinafter called the Sellers, have agreed to sell, and

Navios Maritime Holdings Inc. of the Marshall Islands or nominee hereinafter called the Buyers, have agreed to buy

Name:  Gemini S

Classification Society/Class:  Nippon Kaiji Kyokai

Built: 1994	By: Sasebo Heavy Industries Co. Ltd.

Flag: Panama	Place of Registration: Panama

Call Sign: 3 F M N 4	Grt/Nrt: 36,074 / 23,452

Register Number: 21657-94-C

hereinafter called the Vessel, on the following terms and conditions:

Definitions

“Banking days” are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1 and in the place of closing stipulated in Clause 8.

“In writing” or  “written” means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, telex, telefax or other modern form of written communication.

“Classification Society” or “Class” means the Society referred to in line 4.

1.	Purchase Price
Twenty-Six million Five hundred thousand United States Dollars (US$ 26,500,000)

~~2.~~	~~Deposit~~

~~As security for the correct fulfillment of this Agreement the Buyers shall pay a deposit of 10% (ten per cent) of the Purchase Price within banking days from the date of this Agreement. This deposit shall be placed with~~

~~and held by them in a joint account for the Sellers and the Buyers, to be released in accordance with joint written instructions of the Sellers and the Buyers. Interest, if any, to be credited to the Buyers. Any fee charged for holding the said deposit shall be borne equally by the Sellers and the Buyers.~~

3.	Payment (see also Clause 20)

The said Purchase Price shall be paid ~~in full~~ by ………………United States Dollars (US$...........) in cash ("the Cash Portion") and partly in …………………. (…………) common shares (the "Purchased Securities") of Navios Maritime Holdings Inc. The Cash Portion of the said Purchase Price shall be paid free of bank charges to Sellers' designated bank account on delivery of the Vessel, but not later than 3 banking days after the Vessel is in every respect physically ready for delivery in accordance with the terms and conditions of this Agreement and Notice of Readiness has been given in accordance with Clause 5.

4.	Inspections

a)*	The Buyers have inspected and accepted the Vessel’s classification records. ~~The Buyers have also inspect the Vessel at/in on~~
and have accepted the Vessel following this inspection and the sale is outright and definite, subject only to the terms and conditions of this Agreement.

~~b)*~~	~~The Buyers shall have the right to inspect the Vessel’s classification records and declare whether same are accepted or not within~~

~~The Sellers shall provide for inspection of the Vessel at/in~~

~~The Buyers shall undertake the inspection without undue delay to the Vessel. Should the Buyers cause undue delay they shall compensate the Sellers for the losses thereby incurred. The Buyers shall inspect the Vessel without opening up and without cost to the Sellers. During the inspection, the Vessel’s deck and engine log books shall be made available for examination by the Buyers. If the Vessel is accepted after such inspection, the sale shall become outright and definite, subject only to the terms and conditions of this Agreement, provided the Sellers receive written notice of acceptance from the Buyers within 72 hours after completion of such inspection.~~

~~Should notice of acceptance of the Vessel’s classification records and of the Vessel not be received by the Sellers are aforesaid, the deposit together with interest earned shall be released immediately to the Buyers, whereafter this Agreement shall be null and void.~~

*	4 a) and 4 b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 4 a) to apply.

5.	Notices, time and place of delivery

a)

The Sellers shall keep the Buyers well informed of the Vessel’s itinerary and shall provide the Buyers with 7, 5, and 3 days notice of the estimated time of arrival at the intended place of drydocking/underwater inspection/delivery. When the Vessel is at the place of delivery and in every respect physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.

b)	The Vessel shall be delivered and taken over safely afloat at a safe and accessible berth or anchorage ~~at/in~~ worldwide at a mutually agreed port

In the Seller’s option.

Expected time of delivery: December 2005

Date of canceling (see Clauses 5 c), 6 b) (iii) and 14): 31st January 2006

c)

If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the cancelling date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and propose a new cancelling date. Upon receipt of such notification the Buyers shall have the option either cancelling this Agreement in accordance with Clause 14 within 7 running days of receipt of the notice or of accepting the new date as the new cancelling date. If the Buyers have not declared their option within 7 running days of receipt of the Sellers’ notification or if the Buyers accept the new date, the date proposed in the Sellers’ notification shall be deemed to be the new cancelling date and shall be substituted for the cancelling date stipulated in line 61.

If this Agreement is maintained with the new cancelling date all other terms and conditions hereof including those contained in Clauses 5 a) and 5 c) shall remain unaltered and in full force and effect.  Cancellation or failure to cancel shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by the original cancelling date.

d)

Should the Vessel become an actual, constructive or compromised total loss before delivery ~~the deposit together with interest earned shall be released immediately to the Buyers whereafter~~  this Agreement shall be null and void.

6.	Drydocking/Divers Inspection

~~a)**~~

~~The Sellers shall place the Vessel in drydock at the port of delivery for inspection by the Classification Society of the Vessel’s underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society’s rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made good at the Sellers’ expense to the satisfaction of the Classification Society without condition/recommendation*.~~

b)**

(i)       The Vessel is to be delivered without drydocking. However, the Buyers shall have the right at their expense to arrange for an underwater inspection by a diver approved by the Classification Society prior to the delivery of the Vessel. The Sellers shall at their cost make the Vessel available for such inspection. The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of the Classification Society. If the conditions at the port of delivery are unsuitable for such inspection, the Sellers shall make the Vessel available at a suitable alternative place near to the delivery port.

(ii)       If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, then unless repairs can be carried out afloat to the satisfaction of the Classification Society, the Sellers shall arrange for the Vessel to be drydocked at their expense for inspection by the Classification Society of the Vessel’s underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society’s rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made good by the Sellers at their expense to the satisfaction of the Classification Society without condition/recommendation*. In such event the Sellers are to pay also for the cost of the underwater inspection and the Classification Society’s attendance.

(iii)       If the Vessel is to be drydocked pursuant to Clause 6 b) (ii) and no suitable dry-docking facilities are available at the port of delivery, the Sellers shall take the Vessel to a port where suitable drydocking facilities are available, whether within or outside the delivery range as per Clause 5 b). Once drydocking has taken place the Sellers shall deliver the Vessel at a port within the delivery range as per Clause 5 b) which shall, for the purpose of this Clause, become the new port of delivery. In such event the cancelling date provided for in Clause 5 b) shall be extended by the additional time required for the drydocking and extra steaming, but limited to a maximum of 14 running days.

c)	If the Vessel is drydocked pursuant to Clause 6 a) or 6 b) above

(i)       the Classification Society may require survey of the tailshaft system, the extent of the survey being to the satisfaction of the Classification surveyor. If such survey is not required by the Classification Society, the Buyers shall have the right to require the tailshaft to be drawn and surveyed by the Classification Society, the extent of the survey being in accordance with the Classification Society’s rules for tailshaft survey and consistent with the current stage of the Vessel’s survey cycle. The Buyers shall declare whether they require the tailshaft to be drawn and surveryed not later than by the completion of the inspection by the Classification Society. The drawing and refitting of the tailshaft shall be arranged by the Sellers. Should any parts of the tailshaft system be condemned or found defective so as to affect the Vessel’s class, those parts shall be renewed or made good at the Seller’s expense to the satisfaction of the Classification Society without condition/recommendation*.

(ii)       the expenses relating to the survey of the tailshaft system shall be borne by the Buyers unless the Classification Society requires such survey to be carried out, in which case the Sellers shall pay these expenses. The Sellers shall also pay the expenses if the Buyers require the survey and parts of the system are condemned or found defective or broken so as to affect the Vessel’s class*.

(iii)       the expenses in connection with putting the Vessel in and taking her out of drydock, including the drydock dues and the Classification Society’s fees shall be paid by the Sellers if the Classification Society issues any condition/recommendation* as a result of the survey or if it requires survey of the tailshaft system. In all other cases the Buyers shall pay the aforesaid expenses, dues and fees.

(iv) the Buyers’ representative shall have the right to be present in the drydock, but without interfering with the work or decisions of the Classification surveyor.

(v)       the Buyers shall have the right to have the underwater parts of the Vessel cleaned and painted at their risk and expense without interfering with the Sellers’ or the Classification surveyor’s work, if any, and without affecting the Vessel’s timely delivery. If, however, the Buyers’ work in drydock is still in progress when the Sellers have completed the work which the Sellers are required to do, the additional docking time needed to complete the Buyers’ work shall be for the Buyers’ risk and expense. In the event that the Buyers’ work requires such additional time, the Sellers may upon completion of the Seller’s work tender Notice of Readiness for delivery whilst the Vessel is still in drydock and the Buyers shall be obliged to take delivery in accordance with Clause 3, whether the Vessel is in drydock or not and irrespective of Clause 5 b).

*	Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

**	6 a) and 6 b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 6 a) to apply.

7.	Spares/bunkers, etc.

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on shore.  All spare parts and spare equipment including spare tail-end shaft(s) and/or spare propeller(s)/propeller blade(s), if any, belonging to the Vessel ~~at the time of inspection~~ used or unused, whether on board or not shall become the Buyers’ property, but spares on order are to be excluded. Forwarding charges, if any, shall be for the Buyers’ account. The Sellers are not required to replace spare parts including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers. The radio installation and navigational equipment shall be included in the sale without extra payment if they are the property of the Sellers.  Unused stores and provisions shall be included in the sale and be taken over by the Buyers without extra payment.

The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the   Sellers’ flag or name, provided they replace same with similar unmarked items.  Library, forms, etc., exclusively for use in the Sellers’ vessel(s), shall be excluded without compensation. ~~Captain’s, Officers’ and Crew’s personal belongings including the slop chest are to be excluded from the sale, as well as the following additional items (including items on hire):~~

The Buyers shall take over the remaining ~~bunkers and~~ unused lubricating oils in storage tanks and sealed drums and pay the current net market price ~~(excluding barging expenses)~~ at the port and date of delivery of the Vessel.

Payment under this Clause shall be made at the same time and place and in the same currency as the Purchase Price.

8.	Documentation

The place of closing: Piraeus, Greece

In exchange for payment of the Purchase Price the Sellers shall furnish the Buyers with delivery documents, namely:

a)

Legal Bill of Sale in a form recordable in Panama (the country in which the Buyers are to register the Vessel), warranting that the Vessel is free for all encumbrances, mortgages and maritime liens or any other debts or claims whatsoever, duly notarially attested and legalized by the consul of such country or other competent authority.

b)	Current Certificate of Ownership issued by the competent authorities of the flag state of the Vessel.

c)	Confirmation of Class issued within 72 hours prior to delivery.

d)	Current Certificate issued by the competent authorities stating that the Vessel is free from registered encumbrances.

~~e)~~

 ~~Certificate of Deletion of the Vessel from the Vessel’s registry or other official evidence of deletion appropriate to the Vessel’s registry at the time or delivery, or, in the event that the registry does not as a matter of practice issue such documentation immediately, a written undertaking by the Sellers to effect deletion from the Vessel’s registry forthwith and furnish a Certificate or other official evidence of deletion to the Buyers promptly and latest within 4 (four) weeks after the Purchase Price has been paid and the Vessel has been delivered.~~

f)

Any such additional documents as may reasonably be required by the competent authorities for the purpose of registering the Vessel, provided the Buyers notify the Sellers of any such documents as soon as possible after the date of this Agreement.

At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.

At the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) as well as all plans etc., which are on board the Vessel. Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers to have the right to take copies. Other technical documentation which may be in the Sellers’ possession shall be promptly forwarded to the Buyers at their expense, if they so request. The Sellers may keep the Vessel’s log books but the Buyers to have the right to take copies of same.

9.	Encumbrances

The Sellers warrant that the Vessel, at the time of delivery, is free from all charters, encumbrances, mortgages and maritime liens or any other debts whatsoever. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

10.	Taxes, etc.

Any taxes, fees and expenses in connection with the purchase and registration under the Buyers’ flag shall be for the Buyers’ account, whereas similar charges in connection with the closing of the Sellers’ register shall be for the Sellers’ account.

11.	Condition on delivery

The Vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over as she was at the time of inspection, fair wear and tear excepted.

However, the Vessel shall be delivered with her class maintained without condition/recommendation*, free of average damage affecting the Vessel’s class, and with her classification certificates and national certificates, as well as all other certificates the Vessel had at the time of inspection, valid and unextended without condition/recommendation* by Class or the relevant authorities at the time of delivery.

“Inspection” in this Clause 11, shall mean the Buyers’ inspection according to Clause 4 a) or 4 b), if applicable, or the Buyers’ inspection prior to the signing of this Agreement. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.

*	Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

12.	Name/markings

~~Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings.~~

13.	Buyers’ default

~~Should the deposit not be paid in accordance with Clause 2, the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest.~~

Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to cancel the Agreement, ~~in which case the deposit together with interest earned shall be released to the Sellers.  If the deposit does not cover their loss, the Sellers~~ and shall be entitled to claim ~~further~~ compensation for their losses and for all expenses incurred together with interest.

14.	Sellers’ default

Should the Sellers fail to give Notice of Readiness in accordance with Clause 5 a) or fail to be ready to validly complete a legal transfer by the date stipulated in line 61 the Buyers shall have the option of cancelling this Agreement provided always that the Sellers shall be granted a maximum of 3 banking days after Notice of Readiness has been given to make arrangements for the documentation set out in Clause 8. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again in every respect by the date stipulated in line 61 and new Notice of Readiness given, the Buyers shall retain their option to cancel. ~~In the event that the Buyers elect to cancel this Agreement the deposit together with interest earned shall be released to them immediately.~~

Should the Sellers fail to give Notice of Readiness by the date stipulated in line 61 or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.

15.	Buyers’ representatives

After this Agreement has been signed by both parties ~~and the deposit has been lodged,~~ the Buyers have the right to place two representatives on board the Vessel at their sole risk and expense upon arrival at the last loading port prior to Vessel's delivery ~~on or about~~

These representatives are on board for the purpose of familiarization and in the capacity of observers only, and they shall not interfere in any respect with the operation of the Vessel. The Buyers’ representatives shall sign the Sellers’ letter of indemnity prior to their embarkation.

16.	Arbitration

a)*

This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of this Agreement shall be referred to arbitration in London in accordance with the Arbitration Acts 1950 and 1979 or any statutory modification or re-enactment thereof for the time being in force, one arbitrator being appointed by each party. On the receipt by one party of the nomination in writing of the other party’s arbitrator, that party shall appoint their arbitrator within fourteen days, failing which the decision of the single arbitrator appointed shall apply. If two arbitrators properly appointed shall not agree they shall appoint an umpire whose decision shall be final.

~~b)*~~

 ~~This Agreement shall be governed by and construed in accordance with Title 9 of the United States Code and the Law of the State of New York and should any dispute arise out of this Agreement, the matter in dispute shall be referred to three persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for purpose of enforcing any award, this Agreement may be made a rule of the Court.~~

~~The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc. New York.~~

~~c)*~~ 	~~Any dispute arising out of this Agreement shall be referred to arbitration at , subject to the procedures applicable there. The laws of shall govern this Agreement.~~

*	16 a), 16 b) and 16 c) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 16 a) to apply.

Appendix to Memorandum of Agreement code-name SALEFORM 1993 –dated ………… 2005 m/v Gemini S

CLAUSE 17

It is a further condition of this sale that simultaneously upon delivery, the Buyers will take over the Vessel's present time charter to Messrs. CARGILL INTERNATIONAL S.A. – GENEVA ("the Charterers")

Buyers have studied relevant charter party and have accepted same.

A tripartite agreement between Buyers, Sellers and Charterers will be signed on or prior to the Vessel's delivery and incorporated as annex to this agreement.

CLAUSE 18

Sellers confirm to the best of their knowledge that the Vessel is not blacklisted by any country, state, union, or organization such as ITF or by the Arab boycott league or any port authorities worldwide.  Sellers confirm that Vessel did not call at any former USSR pacific ports.

CLAUSE 19

The price, terms and conditions of the sale to be kept strictly private and confidential by all parties concerned.  However, should the details of the sale  become known or reported in the market, neither the buyers nor the sellers shall have the right to cancel this contract.

CLAUSE 20

On delivery of the Vessel and in addition to the Payment of the Cash Portion of the Vessel's Purchase Price by the Buyers to the Sellers, the Buyers shall deliver to the Sellers or their nominees the Purchased Securities in exchange of the documents referred to in Clause 8 of this Memorandum of Agreement.

20.1

The Buyers hereby represent and warrant to the Sellers that on the date of delivery of the Vessel by the Sellers to the Buyers:

20.1.1

the Buyers are a company, duly incorporated under the laws of the Marshall Islands;

20.1.2

the Buyers are in good financial condition;

20.1.3

the Buyers have full corporate power to enter into and perform the transactions contemplated in this Memorandum of Agreement and such transactions and this Memorandum of Agreement and the execution thereof and issuance of the Purchased Securities have been duly authorised by their Board of Directors;

20.1.4

all consents required from any governmental authority in the place of their incorporation and in the place in which they carry on business, to enable the Buyers to perform and have their respective obligations hereunder have been obtained and are in full force and effect;

20.1.5

the Buyers are the sole owners of the Purchased Securities which are free and clear of any lien, charge option, right of pre-emption or other encumbrance or third party right whatsoever and the Buyers have not exercised any lien over any of their issued shares and there is no outstanding call on any of the Purchased Securities and all of the Purchased Securities are fully paid;

20.1.6

the Buyers are not in breach of any law or regulation which may be binding upon them and they will not by virtue of entering into and performing this Memorandum of Agreement be in breach of any such law or regulation or of any agreement which may be binding upon them.

20.2

Finally, the Sellers hereby represent and warrant the following in connection with the Purchased Securities:

20.2.1

Investment.  Sellers are acquiring the Purchased Securities for their own account, not as a nominee or agent, and not with a view to, or for sale in connection with, any distribution thereof.  The Sellers understand that the Purchased Securities have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, by reason of specific exemptions from the registration provisions of the Securities Act and such laws that may depend upon, among other things, the bona fide nature of Sellers' investment intent as expressed herein.  Sellers are an “accredited investor” as defined in Rule 501 of Regulation D adopted under the Securities Act.

20.2.2

Access to Information.  Sellers have had adequate opportunity to ask questions of and receive answers from the Buyers and their officers concerning the terms and conditions of the receipt of the Purchased Securities in partial payment for the Vessel's purchase price to be made pursuant hereto.  Sellers have further had an opportunity to inspect and copy all material documents related to the Buyers, including, but not limited to, the Buyers' Certificate of Incorporation and Bylaws and to obtain any additional information that is necessary to verify the accuracy of the information the Sellers have received.  The foregoing, however, does not limit or modify the representations and warranties of the Buyers in this Agreement or the right of Sellers to rely thereon.

20.2.3

Experience.  Sellers have substantial experience in evaluating and investing in transactions of securities and Sellers acknowledge that they are capable of evaluating the merits and risks of an investment in the Buyers and have the capacity to protect their own interests.  Sellers represent and warrant to the Buyers that they are aware that their acceptance and receipt of the Purchased Securities hereunder involves substantial risk and that their financial condition and investments are such that they are in a financial position to hold the Purchased Securities for an indefinite period of time and to bear the economic risk of a loss of such investment.

Provided however that in case that the Buyers nominate another company to acquire the Vessel  hereunder all reference to the Buyers in this Clause 20 shall be deemed to be references to Navios Maritime Holdings Inc.

This Memorandum of Agreement is drawn up in two originals with even tenor and date.  One original shall be retained by the Sellers and one original shall be retained by the Buyers.

For the Sellers

For the Buyers

SHIPCARE DOMINIOΝ S.A.

NAVIOS MARITIME HOLDINGS INC.

By: ____________________

By:  _____________________________